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                                                                    EXHIBIT 10.5

                                MARKET AXESS INC.
                          15 Broad Street, Suite 17/43E
                            New York, New York 10005

                                                     As of January 25, 2001

Mr. John Vande Woude
91 Cherrywood Drive
Somerset, New Jersey 08873

                             Re: Terms of Employment

Dear John:

                  The purpose of this letter is to confirm that Market Axess Inc. (the "Company") has offered you a position as Director Applications Development, subject to the terms of this letter (the "Letter Agreement"). Your employment will commence on the closing date of the transaction contemplated by the Agreement and Plan of Merger (the "Merger Agreement") between the Company, Trading Edge, Inc. ("Edge") and such other entities listed in the Merger Agreement (the "Commencement Date") and will continue until such employment is terminated by you or the Company. Notwithstanding anything else herein, your employment with the Company will be "at-will" and you and the Company retain the right to terminate your employment hereunder at any time for any reason or no reason or by mutual agreement. You will report to Rachel Moseley, Chief Information Officer of the Company.

                  While you are employed by the Company, you will devote all of your business time and efforts to the performance of your duties hereunder and use your best efforts in such endeavors.

                  While you are employed by the Company, the Company will pay you a base salary at the rate of not less than $225,000 per year, in accordance with the usual payroll practices of the Company. If you are employed by the Company at the end of the fourth, eighth and twelfth months following the Commencement Date, you will receive a retention bonus in the amount of $25,000 on each such date. In the event you are employed by the Company through and on December 31, 2001 you will receive a discretionary performance bonus for the applicable year which is expected to range from $25,000 to $75,000, depending

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John Vande Woude

January 25, 2001
on your performance. Any earned and accrued bonus will be paid to you when other employee bonuses are paid.

                  On the Commencement Date, the Company will award you stock options to purchase 10,000 shares of the Company's common stock (the "Stock Options") in accordance with the terms of the Market Axess Inc. 2000 Stock Incentive Plan. The exercise price of the Stock Options shall be the fair market value of the Company's common stock on the date of grant. The Stock Options shall vest over a two (2) year period as follows: fifty percent (50%) of the Stock Options shall vest on the one (1) year anniversary of the Commencement Date and fifty percent (50%) of the Stock Options shall vest on the two (2) year anniversary of the Commencement Date, provided you are employed by the Company on each applicable vesting date.

                  It is expected that you will continue to participate in the Trading Edge, Inc. benefit plans and programs for three (3) to six (6) months after the Commencement Date. Thereafter, you will be entitled to participate, to the extent eligible thereunder, in all Company benefit plans and programs, in accordance with the terms thereof in effect from time to time, as are provided by the Company to other employees of a comparable level of employment.

                  Upon presentation of appropriate documentation, you will be reimbursed by the Company for reasonable business expenses, in accordance with Company policies, in connection with the performance of your duties hereunder.

                  In the event your employment with the Company pursuant to this Letter Agreement is terminated other than (x) by you voluntarily, (y) as the result of your death, or (z) by the Company as the result of (A) your willful misconduct in the performance of your duties under this Letter Agreement, (B) gross negligence in the performance of your duties under this Letter Agreement which has a material adverse effect on the business or assets of the Company or its affiliates, (C) your conviction of, or plea of guilty or nolo contendere to, a crime relating to the Company or any affiliate or any felony or (D) your consistent and habitual failure to perform your duties (a "Disqualifying Event"), and subject to your execution of a waiver and general release substantially in the form which has been provided to other employees of the Company, the Company will (i) continue to pay you your base salary for a period of six (6) months following the date of such termination of employment, at such times as base salary is paid to employees of the Company, but off the employee payroll, and (ii) continue health care coverage under the Company's health care plan in accordance with its terms and, pay your employee health care premium contributions for a period of no more than six (6) months.

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John Vande Woude

January 25, 2001

After such period you can elect health care continuation coverage under COBRA, the details of which will be provided to you when you qualify. You will be under no obligation to seek other employment and there will be no offset against any amounts owing to you under this paragraph on account of any remuneration attributable to any subsequent employment that you may obtain.

                  Upon termination of your employment for any reason, the Company will have no obligations under this Letter Agreement other than: (i) as provided above and (ii) to pay you: (x) any base salary that you have earned and/or bonus you have earned (by remaining employed on and through December 31), but remains unpaid; (y) any unreimbursed business expenses otherwise reimbursable in accordance with the Company's policies as in effect from time to time and (z) benefits in accordance with the terms of the applicable plans and programs of the Company.

                  You will be required to execute a confidential information, intellectual property, and noncompetition agreement (the "Noncompetition Agreement"), substantially identical to that which the Company requires of other employees of the Company, simultaneously with, or prior to the Commencement Date.

                  You represent that your execution and performance of this Letter Agreement will not be in violation of any other agreement to which you are a party. Notwithstanding anything else herein, this Letter Agreement is personal to you and neither the Letter Agreement nor any rights hereunder may be assigned by you. The Company may assign the Letter Agreement to any parent or subsidiary or acquiror of all or substantially all of the assets of the Company. This Letter Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, legatees and permitted assignees of the parties.

                  You agree that all disputes and controversies arising under or in connection with this Letter Agreement or Noncompetition Agreement, other than seeking injunctive or other equitable relief under the Noncompetition Agreement, shall be settled by arbitration conducted before one (1) arbitrator sitting in New York City, or such other location agreed to by you and the Company, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect. The determination of the arbitrator shall be final and binding on you and the Company. Judgement may be entered on the award of the arbitrator in any court having proper jurisdiction. Each party shall bear their own expenses of such arbitration.

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John Vande Woude

January 25, 2001

                  The Company may withhold from any and all amounts payable to you such federal, state and local taxes as may be required to be withheld pursuant to any applicable laws or regulations.

                  This Letter Agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of New York, without reference to rules relating to conflicts of laws.

                  This Letter Agreement and the agreements referenced herein contain the entire agreement of the parties relating to the subject matter hereof, and supersede in their entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including, without limitation, any agreements between you and Edge. No modifications of this Letter Agreement will be valid unless made in writing and signed by the parties hereto.

                                             Very truly yours,
                                             MARKET AXESS INC.

                                             By       /s/ Richard McVey
                                                --------------------------------
                                                Name: Richard McVey
                                                Title: Chief Executive Officer

Accepted and Agreed:

 /s/ John Vande Woude
____________________________

John Vande Woude